Exhibit (10)-26
AMENDMENT TO THIRD AMENDED AND RESTATED 1998 STOCK
INCENTIVE PLAN OF THE BANC CORPORATION
     Superior Bancorp, as successor to The Banc Corporation, hereby amends the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation (the “Plan”) as follows for the purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended:
     1. By restated the provisions of Section 6(b) in their entirety to read as follows:
     (b) Restricted Stock. The Company may grant shares of restricted Common Stock (“Restricted Stock”) under the Plan, subject to the provisions of this Plan and the applicable Award Agreement. Restricted Stock shall be subject to forfeiture provisions and such other restrictive terms and conditions as may be determined by the Compensation Committee in its sole discretion and set forth in the applicable Award Agreement pursuant to which such Restricted Stock is issued, and shall not be transferable until all such restrictions and conditions (other than securities law restrictions) have been satisfied. Restricted Stock shall be issued and delivered at the time of grant or at such other time as is determined by the Compensation Committee. Certificates evidencing shares of Restricted Stock shall bear a restrictive legend referencing the risk of forfeiture and the non-transferability of such shares. During the period of restriction as set forth in the Award Agreement, the Participant owning shares of Restricted Stock may exercise full voting rights with respect to such shares.
     2. By restating the provisions of Section 6(c) in their entirety to read as follows:
     (c) Performance Shares. The Company may grant the right to receive shares of Common Stock subject to the attainment of performance objectives determined by the Compensation Committee in its sole discretion (“Performance Shares”), subject to the provisions of this Plan and the applicable Award Agreement. The performance goals to be met over a specified period (the “Performance Period”), the amount of payment to be made if the performance goals or other conditions are met and additional terms and conditions of the issuance of Performance Shares shall be determined by the Compensation Committee and set forth in the applicable Award Agreement. The value of a Performance Share at any time shall be the Fair Market Value of a share of common stock at such time. An Award of Performance Shares shall be expressed in terms of shares of Common Stock. After the completion of a Performance Period, the performance of the Company, subsidiary, division or individual, as the case may be, shall be measured against the performance goals or other conditions, and the Compensation Committee shall determine whether all, none or a portion of an Award shall be paid. The Compensation Committee shall pay any earned Performance Shares as soon as reasonably practicable after they are earned, but not later than the date that is two and one-half months after the date on which the Performance Shares are earned, in the form of cash, Common Stock of equivalent value or in some combination thereof (as determined by the Compensation Committee) having an aggregate Fair Market Value equal to the value of the earned Performance Shares as of the date they are earned. Any Common Stock used to pay earned Performance Shares may be issued subject to any restrictions deemed appropriate by the Compensation Committee. In addition, the Compensation Committee, in its discretion, may cancel any earned Performance Shares and grant Options to the Participant which the Compensation Committee determines to be of equivalent value based on a conversion formula stated in the applicable Award Agreement. Performance Shares shall have no voting rights.
     3. By restating the provisions of Section 11 in their entirety to read as follows:
     Section 409A of the Code. The Plan shall be administered, operated, and interpreted such that all Awards granted hereunder are not considered deferred compensation subject to Section 409A of the Code, and the Committee shall have the discretion to modify or amend any Award granted hereunder and any Award Agreement (and may do so retroactively); provided that any such modification or amendment is necessary to cause an Award to be exempt from Section 409A of the Code and is not materially prejudicial to the Company or the affected Participant.
IN WITNESS WHEREOF, Superior Bancorp has caused this Amendment to be executed by its duly authorized officer as of this 22nd day of December, 2008

SUPERIOR BANCORP

By:	/s/ C. Stanley Bailey
C. Stanley Bailey
Chairman and Chief Executive Officer